Exhibit 99.5

CONSENT OF GREENHILL & CO., LLC

Board of Directors
Gannett Co., Inc.
7950 Jones Branch Drive
Mclean, Virginia 22107-0150
United States

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated August 4, 2019, to the Board of Directors of Gannett Co., Inc. (“Gannett”) as an Annex to, and to the description of such opinion and to the references to our name under the headings “SUMMARY—The Merger—Opinions of Gannett’s Financial Advisors—Opinion of Greenhill & Co., LLC,” “THE MERGER—Background of the Merger,” “THE MERGER—Gannett’s Reasons for the Merger; Recommendation of the Gannett Board,” “THE MERGER—Opinions of Gannett’s Financial Advisors—Opinion of Greenhill & Co., LLC,” and “THE MERGER—Certain New Media and Gannett Unaudited Prospective Financial Information” in, the joint proxy statement/prospectus relating to the proposed transaction involving Gannett and New Media Investment Group Inc. (“New Media”), which joint proxy statement/prospectus is part of Amendment No. 2 to the Registration Statement on Form S-4 of New Media, submitted for filing on October 3, 2019 (the “Amended Registration Statement”). In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are “experts” with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder. Additionally, such consent does not cover any future amendments to the Amended Registration Statement.

GREENHILL & CO., LLC

By:	/s/ Kevin M. Costantino
Name:	Kevin M. Costantino
Title:	President

New York, NY
October 3, 2019